Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated April 25, 2025 (which includes an explanatory paragraph relating to the Kochav Defense Acquisition Corp’s ability to continue as a going concern), relating to the financial statements of Kochav Defense Acquisition Corp., as of January 24, 2025 and for the period from January 7, 2025 (inception) through January 24, 2025, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

April 25, 2025